Moody 10-Q

Exhibit 10.9

Residence Inn/ Atlanta Perimeter center
unit no. 57-261
522369v.4

OWNER AGREEMENT

THIS OWNER AGREEMENT (this “Agreement”) is being entered into as of the 27th day of May, 2010, by and among MOODY NATIONAL RI PERIMETER HOLDING, LLC (“Landlord”), a Delaware limited liability company; MOODY NATIONAL RI PERIMETER MASTER TENANT, LLC (“Tenant”), a Delaware limited liability company; and RESIDENCE INN BY MARRIOTT, LLC (“Manager”), a Delaware limited liability company.

RECITALS

A.           Landlord owns fee simple title to that certain real property located in Atlanta, Georgia, and described in Exhibit A to the Management Agreement (as defined below).

B.           Landlord leased the Hotel (as defined in the Management Agreement) to Tenant, and Tenant leased the Hotel from Landlord, pursuant to that certain operating lease dated as of the date hereof, as amended or supplemented from time to time and attached hereto as Exhibit A (the “Lease”).

C.           Tenant and Manager are the current parties to that certain Management Agreement dated as of January 30, 2004 (as amended and assigned, the “Management Agreement”) for the management of the Hotel by Manager.

D.           Manager agreed to consent to Tenant’s assignment and assumption of the Management Agreement on the condition that Landlord and Tenant enter into this Agreement.

E.           Landlord, Manager and Tenant desire to set forth certain obligations of the parties with respect to the ownership and operation of the Hotel and to address certain portions of the Management Agreement which affect the rights and obligations of all three parties.

NOW, THEREFORE, for the mutual covenants and considerations herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound agree as follows:

1.           Definitions.  Capitalized terms not specifically defined herein shall have the meaning provided in the Management Agreement.

2.           Landlord Consideration.  Landlord hereby acknowledges that it: (i) derives and expects to derive benefits from this Agreement; and (ii) has determined that its execution, delivery and performance of this Agreement directly benefit Landlord, are within the organizational purposes of Landlord, and are in the best interest of Landlord.

3.           Acknowledgement of Lease.  Manager hereby consents to the lease of the Hotel from Landlord to Tenant pursuant to the Lease in the form attached hereto as Exhibit A.  The Lease shall not be construed to impose any additional obligations or liabilities upon Manager, and shall not be construed to modify or amend any of the rights and duties of the parties under the Management Agreement.  To the extent that any of the provisions of the Management Agreement impose a greater or inconsistent obligation on Tenant than the corresponding provisions of the Lease, then Tenant shall be obligated to comply with, and to take all actions necessary to prevent breaches or defaults under, the relevant provisions of the Management Agreement. Manager shall have no duty, obligation or liability to Landlord or Tenant to (i) make any determination as to whether any expense required to be paid by Manager hereunder is a cost of Landlord or a cost of Tenant, or (ii) require that any costs or expenses of Landlord be paid from funds that can be identified as belonging to Landlord, or that other costs and expenses required to be paid by Tenant be paid from funds that can be identified as belonging to Tenant; it being the intent of the parties to this Agreement that (x) Tenant and Landlord shall look only to each other and not to Manager with respect to moneys that may be owed one to the other under the Management Agreement or the Lease, and (y) Manager need only look to Tenant to pay operating costs of the Hotel and other “Owner” obligations under the Management Agreement.

4.           Landlord and Tenant Representations and Warranties.  Landlord and Tenant each hereby represents and warrants that both entities are and shall remain under the common control of a single entity.  With respect to a sale, assignment or transfer of Landlord or Tenant’s interest in the Hotel to an Affiliate of Owner that is permitted under the Management Agreement, the parties having an interest in the Hotel after such permitted sale, assignment or transfer shall have an ownership relationship that is in form and substance similar to that of Landlord and Tenant (including, without limitation, remaining under the control of a single entity), and will enter into an agreement in form and substance similar to this Agreement in order to ensure that Manager will incur no greater liability, cost or risk of termination of the Management Agreement as a result of such permitted sale, assignment or transfer.

5.           Termination of the Lease.  The parties agree that the Management Agreement and the rights and benefits of Manager thereunder shall not be terminated or disturbed in any respect as a result of any termination of the Lease.  Accordingly, if the Lease is terminated for any reason, including, without limitation, expiration of the term thereof or the “rejection” thereof following Bankruptcy (as defined below) of Tenant (collectively, a “Lease Termination”), Landlord: (a) shall recognize Manager’s rights under the Management Agreement; (b) agrees that Manager shall not be named as a party in any eviction or other possessory action or proceeding, and that Manager shall not be disturbed in its right to manage the Hotel pursuant to the Management Agreement; and (c) shall at the time of or prior to such Lease Termination either (i) elect not to take either of the actions described in clause (c)(ii) below, in which case all of Tenant’s rights, benefits, privileges and obligations under the Management Agreement with respect to periods after the Lease Termination shall be assumed directly by Landlord, or (ii) cause an “Approved Tenant” (as defined below) to (x) succeed to and assume Tenant’s rights and obligations under the Lease, the Management Agreement, and this Agreement, or (y) enter into a new lease with Landlord in substantially the same form as the Lease, and assume the rights and obligations of the Tenant under the Management Agreement and this Agreement, the intent being that the relationship between any successor Tenant, Landlord and Manager be under the same terms and conditions as the relationship between Tenant, Landlord and Manager under this Agreement and under the Management Agreement and the Lease.  Any successor to Tenant under clause (c)(ii) above shall be subject to Manager’s prior written approval, which approval shall not be withheld or delayed if such successor to Tenant is (i) a direct or indirect wholly-owned subsidiary of Landlord, (ii) a person or entity to whom a Sale of the Hotel is permitted under Section 10.02.A of the Management Agreement, or (iii) a person or entity who otherwise is approved by Manager in its sole discretion (an “Approved Tenant”).

6.           Guaranty.  Landlord hereby guaranties the complete and satisfactory payment and performance of each and every obligation of Tenant as “Owner” under the Management Agreement (the “Guarantied Obligations”).  Landlord hereby absolutely, irrevocably, and unconditionally guaranties that the Guarantied Obligations which are monetary obligations shall be paid when due and payable and that the Guarantied Obligations which are performance obligations shall be fully performed at the times and in the manner such performance is required by the Management Agreement.  This guaranty is an absolute, irrevocable, and unconditional guaranty of payment and performance and the liability of Landlord under this Agreement shall be absolute and unconditional irrespective of: (i) any lack of validity, irregularity or enforceability of the Management Agreement, or this Agreement; (ii) any change in the time, manner, place or any other term or condition of payments due under the Management Agreement, or this Agreement, or any other amendment or waiver of, or consent to, or any departure from the Management Agreement, or this Agreement; (iii) any failure of Manager to enforce the provisions of the Management Agreement, or this Agreement against Tenant; or (iv) any other circumstances which might otherwise constitute a defense available to, or a discharge of, any of the Guarantied Obligations (other than because, or to the extent, the same have been previously discharged in accordance with the terms of the Management Agreement).  If all or any part of the Guarantied Obligations shall not have been paid when due and payable or performed at the time performance is required, Landlord (without first requiring the Manager to proceed against Tenant or any other party or any other security) shall pay or cause to be paid to Manager the amount thereof as is then due and payable and unpaid (including interest and other charges, if any, due thereon through the date of payment in accordance with the applicable provisions of the Management Agreement) or perform or cause to be performed such obligations in accordance with the Management Agreement, within ten (10) business days after receipt of written notice from the Manager of the failure by Tenant to make such payment or render such performance.  If for any reason Landlord fails to pay any such monetary obligations or perform or cause to be performed such obligations, Manager shall have the right to exercise any and all of the remedies available at law or in equity and Landlord hereby agrees to pay any and all reasonable expenses (including counsel fees and expenses) incurred by Manager in enforcing its rights under this Agreement. The guaranty contained in this Agreement: (i) is a continuing guaranty and shall remain in full force and effect until the indefeasible satisfaction and discharge in full of Tenant’s obligations as “Owner” under the Management Agreement and Landlord’s and Tenant’s obligations under this Agreement; and (ii) shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment under the Management Agreement, or this Agreement becomes unrecoverable from Tenant by operation of law or for any other reason or must otherwise be returned by Manager upon the insolvency, bankruptcy or reorganization of Landlord or Tenant.  The provisions of this Section shall survive the expiration or earlier termination of the Management Agreement and this Agreement.

7.           Obligation to Terminate Lease Upon Tenant Default under Management Agreement.  Upon receiving a written request from Manager to do so, Landlord shall terminate the Lease if an Event of Default by Tenant has occurred under the Management Agreement.  In terminating the Lease pursuant to this Section 7, Landlord shall issue its notice of termination to Tenant promptly following its receipt of Manager’s request therefor. Landlord shall thereafter promptly initiate, and thereafter diligently and continuously prosecute, such actions as may be required to confirm such Lease termination and repossess the Hotel, including, without limitation, instituting such legal action as may be necessary to accomplish same. Upon Landlord’s termination of the Lease in accordance with this Section 7, Landlord shall thereupon be obligated to comply with the provisions of Section 5 applicable upon a Lease Termination.

8.           Agreements Relating to Tenancy.  In order to address the fact that Tenant’s interest in the Hotel is leasehold, and to address certain other related matters, the parties agree to the following modifications of the Management Agreement, to be effective for so long as Tenant’s interest in the Hotel is held through tenancy title as that of Tenant:

A.           Subject to the terms of the Management Agreement, Landlord and Tenant covenant and agree, and Manager acknowledges, that: (i) Landlord holds, and shall have, keep and maintain throughout the term of the Management Agreement, good and marketable fee title to the Hotel and Site; (ii) Tenant holds, and shall have, keep and maintain throughout the term of the Management Agreement, leasehold title to the Hotel free and clear of any and all liens, encumbrances or other charges, except for those specifically set forth in Section 8.01.A of the Management Agreement; (iii) the Subordination Agreement required in Section 8.02 of the Management Agreement shall apply to both this Agreement and the Management Agreement; and (iv) if applicable, the responsibility to keep the Ground Lease in full force and effect and to comply with all provisions thereof as required in the Management Agreement is an obligation of both Landlord and Tenant.

B.           The parties agree that the term “Sale of the Hotel” in the Management Agreement shall refer also (i.e., in addition to the events described within the definition of such term as it may apply to Landlord’s or Tenant’s interest in the Hotel) to: (i) any assignment of the Lease (other than a conditional assignment of the Lease as security for a Mortgage of the Hotel in accordance with the Management Agreement); (ii) any sublease of the Hotel by Tenant; or (iii) any change in the controlling interest in Landlord.  In connection with any “Sale of the Hotel,” which includes a transfer of Landlord’s and/or Tenant’s title to the Hotel, that is consented to by Manager under Article X of the Management Agreement, Landlord and Tenant agree that an agreement in form and substance similar to this Agreement will be required in order to ensure that Manager will incur no greater liability, cost or risk of termination of the Management Agreement as a result of such “Sale of the Hotel.”

C.           If Landlord hereafter encumbers the Site and/or the Hotel with a Mortgage, the Subordination Agreement required in Article VIII of the Management Agreement with respect to such Mortgage shall be modified (i) to account for the facts that Landlord and Tenant have encumbered the Site and/or the Hotel with such Mortgage, and (ii) to provide that the parties’ rights and obligations under such Subordination Agreement shall, as applicable, apply to both the Management Agreement and this Agreement.

9.           Additional Landlord Obligations

A.           Landlord agrees to fully and timely comply with all notice requirements set forth in Section 10.02 of the Management Agreement with respect to a Sale of the Hotel.  Landlord further acknowledges and agrees that any failure by Landlord to timely provide notice to Manager as set forth in Section 10.02 of the Management Agreement with respect to a Sale of the Hotel shall extinguish any right of Landlord to enter into such Sale of the Hotel until such notice is timely provided.

B.           Landlord agrees, where applicable, upon request by Manager, not to unreasonably withhold, condition or delay the prompt signing, without charge, of applications for licenses, permits or other instruments necessary for operation of the Hotel, which applications shall be prepared by Manager as necessary from time to time.  Landlord further agrees to fully and timely comply with and perform all of the duties and obligations to be performed by Tenant as “Owner” under the Management Agreement.

C.           Landlord covenants and agrees to exercise (as required or appropriate subject to the terms hereof) and perform all of its rights, duties and obligations as “landlord” or “lessor” under the Lease.

D.           Landlord agrees to forward promptly to Manager a true and complete copy of any and all material notices received by Landlord with respect to the Lease, including, without limitation, each and every notice of default by Landlord that Landlord receives in respect of the Lease, and each and every notice of default by Tenant given by Landlord in respect of the Lease.

E.           Landlord shall not, without the prior written consent of Manager, cause, effect, initiate, grant, enter into, accept, permit, consent to, or acquiesce in, an amendment, termination, or surrender, of the Lease.

F.           Landlord covenants and agrees to enforce the terms, conditions and provisions of the Lease for the benefit of Manager and the Hotel.

G.           Landlord agrees that it shall perform, comply with and be bound by the following provisions of the Management Agreement, as they may be amended, in accordance with the terms thereof and hereof, as if Landlord were “Owner” thereunder:  Section 1.02.E (Owner’s compliance with certain Legal Requirements), Section 1.02.F (System Standards and Criteria for Approvals), Section 2.03 (Limitation on Termination by Owner), Section 4.01.C (Owner’s obligation to fund operating losses), Section 4.03.C (Owner’s obligation to fund debts and liabilities), Section 4.05 (Owner obligation to fund Working Capital), Section 5.02 (Owner obligation to fund Reserve deficiencies), Section 5.03 (Capital Expenditures), Article VI (Damage and Repair and Condemnation), Section 7.01 (Real Estate and Personal Property Taxes), Article VIII (Ownership of the Hotel), Article X (Assignment and Sale), Section 11.08 (Environmental Matters), Section 11.09 (Confidentiality), Section 11.12 (Trademarks, Trade Names and Service Marks) and Section 11.25 (Waiver of Jury Trial and Punitive Damages).

10.           Amendments to Management Agreement.  Any amendment or modification of the Management Agreement shall require the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.  Manager shall seek all approvals and/or consents required from, and elections to be made by, “Owner” under the Management Agreement solely from Tenant, and shall be entitled to rely and act on all approvals, and/or consents obtained or received from, or elections made by, Tenant under any provisions or requirement of the Management Agreement, without any obligation to confirm the granting of any approval or consent or the making of such election by Tenant that may be required under the Lease or to obtain the signature of any representative of Landlord, and Manager shall not be required to grant any additional time for Landlord to instruct Tenant with respect to such matters.

11.           Certain Provisions Regarding Bankruptcy.  In the event the Lease shall be rejected on behalf of Landlord under Section 365 of the United States Bankruptcy Code (“Code”) or any other applicable law or authority (“Rejection”), Tenant shall promptly notify Manager in writing of such Rejection and Tenant shall, as directed by Manager, either treat the Lease as terminated by such Rejection or retain its rights under the Lease as permitted by the Code or other applicable law or authority.  In the event the Management Agreement is terminated as a result of Rejection on behalf of Tenant, the Management Agreement will remain effective with respect to, or shall deemed to be assumed by, Landlord, and Landlord shall, if directed by Manager (but only to the extent such right may be exercised under the Code or other applicable law and authority), terminate the Lease, subject to the provisions of Section 5 hereof.  Landlord and Tenant each agree that it will not join in any involuntary petition against the other under the Code or any other similar federal or state law providing for debtor relief, without the prior written consent of Manager in its sole and absolute discretion.

12.           Term.  The term of this Agreement shall commence on the date set forth above and shall run concurrently with the term of the Management Agreement.

13.           Required Assignment.  In connection with any Sale of the Hotel which includes a transfer of Landlord’s and/or Tenant’s title in the Site and/or the Hotel, Landlord and Tenant agree that the successors to their respective titles in the Site and/or the Hotel shall also assume their respective rights and obligations under this Agreement and shall cause such successor(s) to assume such rights and obligations pursuant to an assumption of this Agreement reasonably acceptable to Manager.

14.           Notices.  All notices and other communications provided for under this Agreement shall be in writing, and shall be sent or delivered by the methods and to the addresses for Tenant and Manager as required under the Management Agreement.  The address for Landlord for purposes of such notices is as follows:

Moody National RI Perimeter Holding, LLC
6363 Woodway, Suite 110
Houston, Texas 77057
Attn:  Brett C. Moody
Phone:  (713) 977-7500
Fax:  (713) 977-7505

15.           Eligible Independent Contractor.  Manager agrees that, as of the date hereof, it is an eligible independent contractor under Section 856(d) of the Internal Revenue Code, and further agrees that it shall maintain such status to the extent it is able to do so, acknowledging that events outside of Manager’s control may result in an overlap of ownership between Manager and Landlord or Tenant which could affect Manager’s independent contractor status.  Landlord, Manager and Tenant agree to cooperate in good faith to ensure that Manager retains such status.  This covenant shall apply for so long as the Hotel is owned by Landlord (or another direct or indirect wholly-owned subsidiary of Moody National REIT I, Inc. pursuant to a permitted assignment) and leased to Tenant (or another direct or indirect wholly-owned subsidiary of Moody National REIT I, Inc. pursuant to a permitted assignment) as part of an ownership structure that is subject to REIT tax requirements.

16.           Miscellaneous.

A.           Modification of this Agreement.  No amendment, modification, alteration or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom enforcement of such amendment is sought, and no waiver of any provision of this Agreement by any party hereto, and no consent to any departure therefrom by any party hereto, shall be effective unless it is in writing and signed by the party against whom enforcement of such waiver or consent is sought, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

B.           No Waiver.  No failure by any party hereto to exercise, and no delay in exercising, any right under the Management Agreement, or this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise thereof or the exercise of any other right.

C.           Remedies Cumulative.  The rights and remedies of any party hereto provided in the Management Agreement, and this Agreement are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law or equity.

D.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

E.           Severability.  The invalidity, illegality or unenforceability of any one or more phrases, sentences, clauses or sections contained in this Agreement shall not affect the validity, legality or enforceability of the remaining portions of this Agreement.

F.           Entire Agreement.  This Agreement, together with the Management Agreement, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

G.           Successors and Assigns.  The parties hereto shall not assign or transfer or permit the assignment or transfer of this Agreement without the prior written consent of the other parties hereto, except that Tenant and Manager shall each have the right and obligation to assign its respective interest in this Agreement to any party to which its respective interest in the Management Agreement may be assigned under the terms of the Management Agreement, and Landlord shall have the right and obligation to assign its interest in this Agreement to any party to which its interest in the Site and Hotel may be assigned, subject to the requirements of the Management Agreement.

H.           Captions.  The captions and headings of the sections and subsections of this Agreement are for purposes of convenience and reference only and shall not limit or otherwise affect the meaning hereof.

I.           Time of the Essence.  Time shall be of the essence in the performance of this Agreement.

J.           Incorporation of Recitals.  The recitals hereto are incorporated herein as part of this Agreement.

K.           Counterparts.  This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but each of which, taken together with the others shall constitute one and the same instrument.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the date first written above.

LANDLORD: MOODY NATIONAL RI PERIMETER HOLDING, LLC

By:	/s/ Brett C. Moody
Name:	Brett C. Moody
Title:	President

TENANT: MOODY NATIONAL RI PERIMETER MASTER TENANT, LLC

By:	/s/ Brett C. Moody
Name:	Brett C. Moody
Title:	President

MANAGER: RESIDENCE INN BY MARRIOTT, LLC

By:	/s/ Sara Capella
Name:	Sara Capella
Title:	Authorized Signatory

EXHIBIT A

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